Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE for June 28, 2007

Contact:	Allen & Caron	IceWEB, Inc.
	Rudy Barrio (investors)	Gary Dunham
	Brian Kennedy (media)	703 964 8000
	212 691 8087	investor@IceWEB.com
r.barrio@allencaron.com
brian@allencaron.com

ICEWEB™ Receives $10 Million Government Contract from US Patent and Trademark Office

Herndon, Virginia – June 28, 2007 – IceWEB Inc., www.iceWEB.com (OTCBB: IWEB), announced today that it has received an Indefinite Delivery/Indefinite Quantity (ID/IQ) type contract from the United States Patent and Trademark Office (USPTO). Contract # DOC50PAPT0701062 allows all US Patent and Trademark Contracting Officers, acting within the scope of their delegated procurement authority, to place orders against the contract for the Period of Perfomance: 07/01/2007 to 06/30/2008. Additionally, the vehicle allows all USPTO employees to use the contract for purposes of conducting market research or refining requirements for IT products.

The ID/IQ (Indefinite Duration/Indefinite Quantity) contract will serve as a vehicle through which the agency may source a broad range of Information Technology products from IceWEB. The contract also specifies CLIN number 0002 and 0003 for two option years July 1, 2008 through June 30, 2009 and July 1, 2009 through June 30, 2010 respectively. Both options years have a Ceiling of $10,000,000.

John R. Signorello, Chairman and CEO of IceWEB Inc., said, “We are in the early stages of building our bid and proposal team to pursue larger, long term Federal Contracts by which we can deliver our products, services and customized security solutions. It is our goal to grow our Federal Practice to $100,000,000 organically over the next 5 years.”

To be added to IceWEB’s investor relations email list please click on the following link: http://www.iceweb.com/home_investrelations.asp or call Investor Relations at 703-964-8000 ext 0961.

About IceWEB

IceWEB, Inc., (OTC BB: IWEB), utilizes a hosted software services model that brings technologies normally reserved for large corporations to the small business customer. By subscribing to IceWEB’s flagship products, IceMAIL and IcePORTAL small and medium sized businesses can now have the benefits of these more advanced software systems for a low ‘pay as you grow’ basis instead of being faced with large up-front capital expenses. IceWEB also provides network infrastructure solutions services to our enterprise and Government customers with a specific focus on network security. Founded in 2000, IceWEB is headquartered in Herndon, VA, and serves customers in the public and private sectors. For more information, please visit http://www.IceWEB.com or http://www.IceMAIL.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

All trademarks and brand names are the property of their respective companies.